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                                  EXHIBIT 5

                         LONG, ALDRIDGE & NORMAN, LLP
                                  Suite 5300
                             303 Peachtree Street
                            Atlanta, Georgia 30308




                             September 25, 1996


First Liberty Financial Corp.
201 Second Street
Macon, Georgia 31297

         Re:  Registration Statement on Form S-4 (No. 333-10617)

Ladies and Gentlemen:

         We have acted as counsel to First Liberty Financial Corp., Macon, Georgia (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended, up to 1,133,400 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"). The Company proposes to issue the Shares in connection with the proposed merger of Middle Gerogia Bank ("MGB") with and into the Company's wholly owned subsidiary, First Liberty Bank, pursuant to the terms of an Agreement and Plan of Merger dated as of June 11, 1996, and as amended on July 24, 1996 and September 10, 1996 (the "Merger Agreement"), by and among the Company, First Liberty Bank and MGB.

         The opinion hereinafter set forth is given pursuant to Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matters set forth in numbered paragraph 1 below (our "Opinion"), and no opinion is implied or to be inferred beyond such matters. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

         In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express the Opinion, including, without limitation, the Articles of Incorporation and Bylaws of the Company, the minutes of the proceedings of the Board of Directors of the Company and the Merger Agreement. In making the foregoing examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authority of the person or persons who executed each of such documents on behalf of any person or entity other than the Company. Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state.

         As to various factual matters that are material to our Opinion, we have relied upon certificates of officers of the Company and certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

         Based upon and subject to the foregoing, we are of the Opinion that:



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First Liberty Financial Corp.
September 25, 1996
Page -2-




        1. The Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion letter as an exhibit to the aforesaid Registration Statement, and we hereby consent to the reference to our firm under the heading "Legal Matters" set forth in the Proxy
Statement/Prospectus forming a part of said Registration Statement.


                                                Very truly yours,



                                                /s/ LONG, ALDRIDGE & NORMAN, LLP